Ruth's Hospitality Group, Inc. Completes $17.6 Million Sales Leaseback Transaction

HEATHROW, FL.--(BUSINESS WIRE)--September 19, 2008--Ruth's Hospitality Group, Inc. (Nasdaq: RUTH) today announced that on Wednesday, September 17, 2008, the Company completed it's sale of five restaurant properties to Sovereign Investment Company for an aggregate purchase price of $17.6 million. Concurrent with the sales transaction, the Company entered into agreements to lease the properties back for initial terms of between 12 and 20 years, along with two five-year options. The properties are located in Metairie, LA; Palm Beach and Sarasota, FL; Columbus, OH; and Palm Desert, CA. Proceeds from the transaction were used to reduce the Company's outstanding debt balance on its revolving credit facility.

Bob Vincent, Executive Vice President and Chief Financial Officer of Ruth's Hospitality Group, Inc., "We are very pleased to have completed this transaction. As previously communicated, one of our primary corporate objectives at this time is to maximize free cash flow and pay down debt, so that we can ensure maximum operating flexibility as well as remove any risk related to our debt covenant compliance. In addition to several ongoing cost-cutting initiatives in the areas of supply chain, G&A, and restaurant level expenses, we believe monetizing some of the assets on our balance sheet is an effective means to reduce our leverage."

About Ruth's Hospitality Group

Ruth's Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth's Chris Steak House, Mitchell's Fish Market, Mitchell's Steakhouse and Cameron's Steakhouse concepts. With more than 144 company- and franchisee-owned locations worldwide, Ruth's Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth's Hospitality Group, please visit www.rhgi.com.

About Sovereign Investment Company

Sovereign Investment Company is one of the largest and fastest growing private equity investors providing sale-leaseback capital to owners, operators and developers of single-tenant, net-leased real estate. Well-capitalized and positioned for growth, Sovereign is actively pursuing restaurant, retail, office and industrial investment opportunities. Since 2004, Sovereign has invested more than $825 million in long-term, net-leased properties nationwide.